UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 29, 2007

Republic Property Trust
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-32699	20-3241867
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13861 Sunrise Valley Drive, Suite 410, Herndon, Virginia		20171
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(703) 880-2900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On May 29, 2007, pursuant to the Option Agreement among 25 Massachusetts Avenue Property LLC (the "Owner"), 660 North Capitol Street Property LLC and Republic Property Limited Partnership ("RPLP", Republic Property Trust’s operating partnership) dated as of November 28, 2005 (the "Option Agreement"), RPLP provided notice to the Owner of RPLP’s exercise of its exclusive option to purchase the fee interest in Republic Square I (the "Property"). The Property is a Class A office building located in the Capitol Hill submarket of Washington, D.C. and totals approximately 389,000 net rentable square feet. The Option Agreement provides that the closing of the purchase and sale of the Property is to occur on the expiration of 30 days after the date of exercise, which is June 28, 2007 (the "Closing"); however, due to the risks described below, the Trust cannot provide any assurance that the purchase and sale of the Property pursuant to the Option Agreement will occur.

Pursuant to the Option Agreement, the purchase price ("Purchase Price") payable for the Property after it is 85% leased (which means, among other things, space for which a tenant’s obligation to pay rent has commenced) would be the sum of the initial purchase price and the earn-out purchase price. At 85% leased, the initial purchase price payable at closing would be calculated by dividing the Property’s "Annualized Net Operating Income", as that term is defined in the Option Agreement, by 6.5%. Also in such case, the earn-out purchase price (i) would be payable on the date that is the earlier of (a) the date that the Property is 95% leased or (b) the expiration of two years after the date of conveyance of the Property to RPLP, and (ii) would be calculated by dividing the "Annualized Net Operating Income" for the space leased after the closing of such purchase by 6.5% and then subtracting from that amount the leasing costs incurred by RPLP in leasing this space. The Purchase Price is payable in limited partnership units of Republic Property Limited Partnership ("OP Units") and the assumption, or discharge if such assumption is not permitted by the Owner’s lender, of any indebtedness or other obligations relating to the Property. The value of the OP Units will be equal to the average closing price of Republic Property Trust’s common shares on the New York Stock Exchange for the ten consecutive trading days immediately preceding the Closing.

On May 21, 2007, RPLP proffered a lease (the "Lease") to the Owner for certain space. Based on information provided by the Owner, immediately prior to the proffer of the Lease, approximately 50% of the Property's net rentable area was under lease and approximately 37% of the Property's net rentable area was rent paying space. RPLP proffered the Lease to facilitate determination of the Purchase Price upon its exercise of the option. The base rents and other material terms of the Lease proffer are based on the Owner's lease up projections for the Property and the Lease is on the Owner's form lease agreement.

On May 22, 2007, the Owner rejected the proffer of the Lease, asserting, among other things, that it was "not a bona fide business proposal for RPLP's own occupancy and leasing of space". RPLP believes that the Lease was properly tendered for an appropriate purpose and, accordingly, RPLP has as of the date hereof re-proffered the Lease to the Owner. RPLP further believes, based on the foregoing events, however, that the Owner is likely to continue to reject the Lease proffer and dispute that it entitles RPLP to purchase the Property, pursuant to its exercise of the option, at the Purchase Price. Accordingly, the Trust cannot provide any assurance that the Owner will accept the Lease or sell the Property to RPLP under the Option Agreement at the Purchase Price.

If Owner accepts the Lease and it is executed by the parties, then, in accordance with the terms of the Lease, (i) RPLP has the continuing right to terminate the Lease if the closing on the purchase and sale of the Property does not occur pursuant to the Option Agreement prior to July 1, 2007, and (ii) the Owner has the continuing right to terminate the Lease if the closing on the purchase and sale of the Property does not occur pursuant to the Option Agreement prior to July 1, 2007 other than due to the Owner's failure to close.

Richard L. Kramer, the Trust’s Chairman of the Board, Steven A. Grigg, a Trustee of the Trust, and Mark R. Keller, the Trust’s Chief Executive Officer and a Trustee, each have ownership interests in the Owner. Accordingly, each of Messrs. Kramer, Grigg and Keller will benefit from the successful exercise of RPLP’s option to purchase the Property.

The Trust will not publicly disclose further information regarding the status of RPLP’s exercise of the option until it has acquired the Property or until it deems necessary or appropriate.

A copy of the Option Agreement was previously filed with the Securities and Exchange Commission on November 29, 2005 as Exhibit 10.15 to Amendment Number 2 to the Trust’s Registration Statement on Form S-11 filed in connection with its initial public offering.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Republic Property Trust

May 29, 2007	By:	/s/ Gary R. Siegel

Name: Gary R. Siegel
Title: Chief Operating Officer and General Counsel